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                                                                    EXHIBIT 23.3

The Board of Directors
Morgan & Banks Limited
Level 11, Grosvenor Place
225 George Street
SYDNEY, NSW 2000

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We hereby consent to the use of our reports:

a) dated 16 June 1998, except for Note 2 of Notes to and forming part of the Consolidated Financial Statements for which the date is 21 September 1998, relating to the consolidated balance sheets of Morgan & Banks Limited as at 31 March 1998 and 1997, and the consolidated profit statements and cash flow statements for each of the years in the three year period ended 31 March 1998 appearing in the Company's Current Report on Form 8-K dated 12
    February 1999; and

b) dated 15 April 1999, relating to the consolidated balance sheets of Morgan & Banks Limited as at 31 December 1998 and 31 March 1998, and the profit statements for the years ended 31 December 1998, 31 March 1998 and 31 March 1997, and the cash flow statements for the nine month period ended 31 December 1998 and the years ended 31 March 1998 and 31 March 1997 appearing in the Company's Current Report on Form 8-K dated 10 June 1999;

which reports are incorporated by reference in the Proxy Statement/Prospectus constituting a part of this Registration Statement on Form S-4 of TMP Worldwide Inc.

We also consent to the reference to us under the caption "Experts" in the Proxy Statement/Prospectus.

Sydney, Australia
8 July 1999
Pannell Kerr Forster

/s/ PANNELL KERR FORSTER